Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Amendment”) is made and entered into effective as of September 19, 2011, by GERALD WOODARD (“Executive”) and SRI/SURGICAL EXPRESS, INC., a Florida corporation (the “Company”).

BACKGROUND

Executive and Company entered into an Employment Agreement dated as of December 31, 2007, as amended by that certain First Amendment, dated as of December 23, 2008 (the “Employment Agreement”). Executive and Company desire to further amend the Employment Agreement on the terms and conditions set forth below in order to modify the scope of Executive’s severance compensation.

OPERATIVE TERMS

In consideration of the respective agreements of the parties contained in this Amendment and for other good and valuable consideration, the parties agree to amend the Employment Agreement as follows:

1. The definitions of “Good Reason” and “Involuntary Termination” in Section 1 of the Employment Agreement are amended and restated to read as follows:

“Good Reason” means, without the consent of Executive, the occurrence of any of the following within one year following a Change in Control (as defined in the Company’s 2004 Stock Compensation Plan): (a) a material adverse change in Executive’s base salary and bonus opportunity from such pay in effect during the six month period preceding a Change in Control, (b) a material adverse change in Executive’s position and duties from such position and duties in effect during the six month period preceding a Change in Control, excluding any such change resulting from a change in the Company’s status as a public company to a private company or (c) the Company requires Executive to change the location of Executive’s job or office, so that Executive will be based at a location more than 50 miles from the location of Executive’s job or office during the six month period preceding a Change in Control. In addition to any requirements set forth above, in order for any of the above events to constitute “Good Reason”, Executive must (i) inform the Company of the existence of the event within ninety (90) days of the initial existence of the event, after which date the Company shall have no less than thirty (30) days to cure the event which otherwise would constitute “Good Reason” hereunder and (ii) Executive must terminate his employment with the Company for such “Good Reason” no later than ninety days after the initial existence of the event that prompted Executive’s termination. The foregoing Good Reason definition is intended to qualify under Treasury Regulations Section 1.409A-1(n)(2) to be treated as an involuntary separation from service, and shall be administered consistently therewith.

“Involuntary Termination” means either (a) the termination of Executive’s employment by the Company for any reason other than for Cause, death, or Disability that constitutes an “involuntary separation from service” within the meaning of Treasury Regulations Section 1.409A-1(n)(1) or (b) the termination of Executive’s employment by Executive for Good Reason. To the extent necessary to comply with Section 409A of the Code, references to “termination of employment,” “separation from service” or variations thereof in this Agreement shall mean the Executive’s “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and the default rules of Treasury Regulations Section 1.409A-1(h).

2. Section 8(b)(i) of the Employment Agreement is amended and restated to read as follows:

Severance Payment. In the event of Executive’s Involuntary Termination, the Company shall pay to Executive (A) within 15 days after the Severance Date, (1) the full amount of any earned but unpaid Annual Salary through the Severance Date, and (2) the full amount of any accrued and unpaid expense reimbursements to which Executive is legally entitled (Executive, or Executive’s legal representative on Executive’s behalf, shall have 10 days after the Severance Date to submit to the Company properly completed expense reimbursement forms for reimbursable business expenses incurred by Executive through and including the Severance Date), and (B) at such time as Executive would have been entitled to receive his Management Incentive Bonus for the year in which such Involuntary Termination occurs if Executive had been employed on the last day of such year, a pro rated portion of Executive’s Management Incentive Bonus for such year (the pro rated portion shall be equal to the aggregate amount of such Management Incentive Bonus for such year (determined by the Board of Directors, acting in good faith) multiplied by a fraction (a) the numerator of which is the number of days elapsed during such year through and including the Severance Date and (b) the denominator of which is 365). In addition, the Company shall (A) continue to make payments to the Executive attributable to his Annual Salary as scheduled for a period of 12 months following the Severance Date, as his sole severance compensation benefit; provided that such payments will be paid in accordance with the Company’s payroll dates in effect on the Severance Date, and such payment dates will not be affected by any subsequent change in the Company’s payroll practices, and (B) provided that Executive is eligible for and timely elects continuation of his health insurance benefits pursuant to COBRA, for a period of one year following the Severance Date, the Company shall pay COBRA premiums in order for Executive to maintain medical insurance coverage at the level in effect on the Severance Date; provided, however, that the Company’s obligation to pay Executive’s COBRA premiums will cease immediately in the event Executive becomes eligible for group health insurance during such one year period, and Executive agrees to promptly notify the Company if he becomes eligible to be covered by group health insurance during such period.

3. Except as expressly amended by this Amendment, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

4. The parties may execute this Amendment in counterparts. Each executed counterpart will constitute an original document, and all executed counterparts, together, will constitute the same agreement.

[Signature Page Follows]

SIGNATURE PAGE TO

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the Company and Executive have executed this Amendment effective as of the date first set forth above.

WITNESSES:	SRI/SURGICAL EXPRESS, INC.,
a Florida corporation

/s/ Ray Reilly	By:	/s/ Mark R. Faris
	Name:	Mark R. Faris
	Title:	CFO

WITNESSES:	“EXECUTIVE”

/s/ Ray Reilly	/s/ Gerald Woodard
Gerald Woodard

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